PROSPECTUS SUPPLEMENT DATED DECEMBER 12, 2000 (To Prospectus Dated December 5, 2000)	FILED PURSUANT TO RULE 424(b)(3) SEC FILE NO. 333-47754

$325,000,000
Senior Exchangeable Notes due November 15, 2008 of EOP Operating Limited Partnership
Exchangeable Into Common Shares of Beneficial Interest of
Equity Office Properties Trust

      This prospectus supplement relates to resales by the holders of EOP Operating Limited Partnership’s Senior Exchangeable Notes due November 15, 2008 and the common shares of beneficial interest, $.01 par value per share, of Equity Office Properties Trust issuable upon exchange of the notes. This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated December 5, 2000, which is to be delivered with this prospectus supplement.

      The Selling Holder table, appearing under the heading “Selling Holders” beginning on page 46 of the accompanying prospectus, is superseded by the information included in the table below.

	Principal Amount
	of Notes
	Beneficially Owned	Principal Amount	Common Shares	Common Shares
	Prior to the	of Notes	Owned Prior	Offered
Name	Offering	Offered Hereby	to the Offering(1)	Hereby(2)

AEW Targeted Securities Fund II, L.P.	5,000,000	5,000,000	147,058 (3)	147,058

AFTRA Health Fund	1,000,000	1,000,000	29,411	29,411

AIG SoundShore Holdings Ltd.	5,020,000	5,020,000	147,647	147,647

AIG SoundShore Opportunity Holding Fund Ltd.	4,325,000	4,325,000	127,205	127,205

AIG SoundShore Strategic Holding Fund Ltd.	3,530,000	3,530,000	103,823	103,823

American Fidelity Assurance Company	225,000	225,000	6,617	6,617

American Founders Life Insurance Company	300,000	300,000	8,823	8,823

Amerisure Companies/ Michigan Mutual Insurance Company	675,000	675,000	19,852	19,852

Amwest Surety Insurance Company	520,000	520,000	15,294	15,294

Associated Electric & Gas Insurance Services Limited	1,000,000	1,000,000	29,411	29,411

Bankers Life and Casualty Insurance Company — Convertible	2,500,000	2,500,000	73,529	73,529

Bay State Insurance Co. Ltd.	150,000	150,000	4,411	4,411

Blue Cross Blue Shield of Florida	750,000	750,000	22,058	22,058

CALAMOS® Global Convertible Fund — CALAMOS® Investment Trust	315,000	315,000	9,264	9,264

California State Auto Association Inter Insurance	900,000	900,000	26,470	26,470

California State Auto Association Retirement Pension	150,000	150,000	4,411	4,411

CapitalCare, Inc.	100,000	100,000	2,941	2,941

CareFirst of Maryland, Inc.	325,000	325,000	9,558	9,558

Catholic Relief Insurance Company of America	600,000	600,000	17,647	17,647

	Principal Amount
	of Notes
	Beneficially Owned	Principal Amount	Common Shares	Common Shares
	Prior to the	of Notes	Owned Prior	Offered
Name	Offering	Offered Hereby	to the Offering(1)	Hereby(2)

CFFX, LLC	2,000,000	2,000,000	58,823	58,823

Champion International Corporation Master Retirement Trust	650,000	650,000	19,117	19,117

Charitable Convertible Securities Fund	1,000,000	1,000,000	29,411	29,411

Charitable Income Fund	160,000	160,000	4,705	4,705

CIF-PRP Fixed Income	370,000	370,000	10,882	10,882

City of Albany Pension Plan	275,000	275,000	8,088	8,088

City of Birmingham Retirement & Relief System	1,150,000	1,150,000	33,823	33,823

Condor Insurance Company	175,000	175,000	5,147	5,147

Conseco Annuity Assurance Company Convertible	1,000,000	1,000,000	29,411	29,411

Conseco Annuity Assurance Multi Bucket Annuity Convertible Bond Fund	6,000,000	6,000,000	176,470	176,470

Conseco Direct Life Insurance Company Convertible	2,500,000	2,500,000	73,529	73,529

Conseco Fund Group Convertible Securities Fund	1,000,000	1,000,000	29,411	29,411

Conseco Health Insurance Company Convertible	1,000,000	1,000,000	29,411	29,411

Conseco Senior Health Insurance Company Convertible	1,000,000	1,000,000	29,411	29,411

Credit Industriel D’Alsacce et de Lorraine	18,000,000	18,000,000	529,411	529,411

Delta Airlines Master Trust	2,700,000	2,700,000	79,411	79,411

D.E. Shaw Investments, L.P.	800,000	800,000	23,529	23,529

D.E. Shaw Valence, L.P.	1,200,000	1,200,000	35,294	35,294

Dorinco Reinsurance Company	900,000	900,000	26,470	26,470

EB Convertible Sec. Fd.	950,000	950,000	27,941	27,941

Educators Mutual Life Insurance Company	170,000	170,000	5,000	5,000

ELF Aquitaine	325,000	325,000	9,558	9,558

Employee Benefit Convertible Securities Fund	200,000	200,000	5,882	5,882

Equity & Convertible Fund	2,000,000	2,000,000	58,823	58,823

Fist Convertible Securities Fund	3,750,000	3,750,000	110,294	110,294

First Mercury Insurance Company	680,000	680,000	20,000	20,000

Forest Convertible Fund	300,000	300,000	8,823	8,823

Forest Fulcrum Fund LP	200,000	200,000	5,882	5,882

Forest Global Convertible Fund	800,000	800,000	23,529	23,529

Forest Performance Fund LP	1,300,000	1,300,000	38,235	38,235

Franklin Cust. Funds — Income Series	44,500,000	44,500,000	1,308,823	1,308,823

FreeState Health Plan, Inc.	100,000	100,000	2,941	2,941

FSS Strategic Income Fund	2,250,000	2,250,000	66,176	66,176

FVAF Income Securities Fund	4,400,000	4,400,000	129,411	129,411

Genesee County Employees’ Retirement System	275,000	275,000	8,088	8,088

Granville Capital Corporation	2,000,000	2,000,000	83,823	58,823

Group Hospitalization and Medical Services, Inc.	375,000	375,000	11,029	11,029

	Principal Amount
	of Notes
	Beneficially Owned	Principal Amount	Common Shares	Common Shares
	Prior to the	of Notes	Owned Prior	Offered
Name	Offering	Offered Hereby	to the Offering(1)	Hereby(2)

Health Fdn of Greater Cincinnati	200,000	200,000	5,882	5,882

HealthNow New York, Inc.	100,000	100,000	2,941	2,941

Highbridge International LLC	9,700,000	9,700,000	285,294	285,294

IL Annuity & Insurance Co.	12,000,000	12,000,000	352,941	352,941

Indiana Lumbermens Mutual Insurance Company	500,000	500,000	14,705	14,705

Jackson County Employees’ Retirement System	325,000	325,000	9,558	9,558

JC Penney Life Insurance Co.	2,400,000	2,400,000	70,588	70,588

J.P. Morgan Securities, Inc.(4)	5,000,000	5,000,000	147,058	147,058

Kenwood Insurance Co. Ltd.	225,000	225,000	6,617	6,617

Kettering Medical Center Funded Depreciation Account	100,000	100,000	2,941	2,941

Key Tr. Convertible Sec. Fd.	250,000	250,000	7,352	7,352

Key Trust Fixed Income Fund	240,000	240,000	7,058	7,058

LDG Limited	1,000,000	1,000,000	29,411	29,411

Leonardo, L.P.	10,000,000	10,000,000	294,117	294,117

Lord Abbett Bond Debenture Fund	2,000,000	2,000,000	58,823	58,283

Lutheran Brotherhood	3,500,000	3,500,000	197,441	102,941

Luxor Asset Management	1,000,000	1,000,000	29,411	29,411

Macomb County Employees’ Retirement System	300,000	300,000	8,823	8,823

Mainstay Convertible Fund	9,000,000	9,000,000	264,705	264,705

Mainstay VP Convertible Portfolio	3,000,000	3,000,000	88,235	88,235

Michigan Professional Insurance Exchange	120,000	120,000	3,529	3,529

Nashville Electric Service	200,000	200,000	5,882	5,882

Nations Convertible Securities Fund	3,800,000	3,800,000	111,764	111,764

New York Life Insurance and Annuity Corporation	975,000	975,000	28,676	28,676

New York Life Insurance Company	9,025,000	9,025,000	265,441	265,441

New York Life Separate Account #7	500,000	500,000	14,705	14,705

NORCAL Mutual Insurance Company	250,000	250,000	7,352	7,352

Omnova Solutions	100,000	100,000	2,941	2,941

OPEI Local 12 Defined Benefit	100,000	100,000	2,941	2,941

Oxford, Lord Abbett & Co.	2,500,000	2,500,000	73,529	73,529

Parker-Hannifin Corporation	142,000	142,000	4,176	4,176

Parker Society/ Convertible	325,000	325,000	9,558	9,558

Physicians’ Reciprocal Insurers Account #7	2,000,000	2,000,000	58,823	58,823

Pioneer High Yield Fund	2,520,000	2,520,000	74,117	74,117

Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	1,170,000	1,170,000	34,411	34,411

Potlatch-First Trust Co. of St. Paul	900,000	900,000	26,470	26,470

Premera Blue Cross	1,700,000	1,700,000	50,000	50,000

Premera Health Plus	100,000	100,000	2,941	2,941

ProMutual	305,000	305,000	8,970	8,970

	Principal Amount
	of Notes
	Beneficially Owned	Principal Amount	Common Shares	Common Shares
	Prior to the	of Notes	Owned Prior	Offered
Name	Offering	Offered Hereby	to the Offering(1)	Hereby(2)

Putnam Asset Allocation Funds — Balanced Portfolio	616,000	616,000	18,117	18,117

Putnam Asset Allocation Funds — Conservative Portfolio	377,000	377,000	11,088	11,088

Putnam Convertible Income — Growth Trust	593,000	593,000	17,441	17,441

Putnam Convertible Opportunities and Income Trust	206,000	206,000	6,058	6,058

Putnam High Income Convertible and Bond Fund	329,000	329,000	9,676	9,676

Radian Group Inc.	2,200,000	2,200,000	64,705	64,705

RBC Capital Services Inc.	250,000	250,000	7,352	7,352

RGA — Reinsurance Trust	3,000,000	3,000,000	88,235	88,235

Roofers Local 96 Annuity Fund	250,000	250,000	7,352	7,352

Salomon Smith Barney Inc.(5)	25,410,000	25,410,000	747,352	747,352

Sheet Metal Workers Local 10 Pension Fund	500,000	500,000	14,705	14,705

Southern Farm Bureau Life Insurance Company	850,000	850,000	25,000	25,000

SPT	1,250,000	1,250,000	36,764	36,764

Standard Insurance Company	1,000,000	1,000,000	29,411	29,411

Sylvan IMA Ltd.	1,000,000	1,000,000	29,411	29,411

Teachers Insurance and Annuity Association	2,500,000	2,500,000	73,529	73,529

The Cockrell Foundation	100,000	100,000	2,941	2,941

The Fondren Foundation	100,000	100,000	2,941	2,941

TQA Master Fund	4,000,000	4,000,000	117,647	117,647

TQA Master Plus Fund	2,000,000	2,000,000	58,823	58,823

Transamerica Life Insurance and Annuities Company	10,000,000	10,000,000	294,117	294,117

TVPSF Franklin Strategic Income Securities Fund	100,000	100,000	2,941	2,941

Unifi, Inc. Profit Sharing Plan and Trust	215,000	215,000	6,323	6,323

United Food and Commercial Workers Local 12262 and Employers Pension Fund	1,500,000	1,500,000	44,117	44,117

University of South Florida	425,000	425,000	12,500	12,500

University of South Florida Foundation	600,000	600,000	17,647	17,647

Van Kampen Harbor Fund	4,000,000	4,000,000	409,963 (6)	117,647

Van Waters & Rogers, Inc. Retirement Plan (f.k.a. Univar Corporation)	430,000	430,000	12,647	12,647

Victory Convertible Securities Fund	800,000	800,000	23,529	23,529

Victory Invest Quality Bond Fund	100,000	100,000	2,941	2,941

	Principal Amount
	of Notes
	Beneficially Owned	Principal Amount	Common Shares	Common Shares
	Prior to the	of Notes	Owned Prior	Offered
Name	Offering	Offered Hereby	to the Offering(1)	Hereby(2)

Von Ernst Global Portfolio-Convertible Bond	120,000	120,000	3,529	3,529

Zurich HFR Master Hedge Fund	150,000	150,000	4,411	4,411

Any other holder of notes or future transferees from any such holder(7)	38,617,000	38,617,000	1,135,858 (8)	1,135,858

Total	$325,000,000	$325,000,000	9,970,640	9,558,824

(1)	Comprises the Equity Office common shares owned by each selling holder prior to the offering, including the number of whole Equity Office common shares for which the notes held by the selling holder may be exchanged at the initial exchange rate of $34.00 per share. Fractional shares will not be issued upon exchange of the notes; rather, cash will be paid instead of fractional shares, if any. The exchange rate and the number of Equity Office common shares issuable upon exchange of the notes may be adjusted under specified circumstances, which are described in greater detail under “Description of the Notes—Exchange of Notes” beginning on page 8 of the accompanying prospectus. Accordingly, the number of Equity Office common shares issuable upon exchange of the notes may increase or decrease from time to time.

(2)	Assumes the entire aggregate principal amount of notes held by the selling holder is exchanged into Equity Office common shares at the initial exchange rate of $34.00 per share and the offering of those shares by the selling holder under this prospectus supplement and the accompanying prospectus. Fractional shares will not be issued upon exchange of the notes; rather, cash will be paid instead of fractional shares, if any. The exchange rate and the number of Equity Office common shares issuable upon exchange of the notes may be adjusted under specified circumstances, which are described in greater detail under “Description of the Notes—Exchange of Notes” beginning on page 8 of the accompanying prospectus. Accordingly, the number of Equity Office common shares issuable upon exchange of the notes may increase or decrease from time to time. The selling holders may offer and sell under this prospectus supplement and the accompanying prospectus their notes, the Equity Office common shares for which their notes may be exchanged or both.

(3)	2,968,424 common shares of beneficial interest of Equity Office are owned directly by separate entities under management by AEW Capital Management, L.P., which entities do not include AEW Targeted Securities Fund II, L.P. AEW Targeted Securities Fund II, L.P. disclaims beneficial ownership of these securities.

(4)	J.P. Morgan Securities, Inc. and its affiliates have in the past provided Equity Office and its affiliates with investment banking and investment advisory services, including its advisory assignment and the delivery of a fairness opinion relating to the merger of Cornerstone Properties Inc., or Cornerstone, with and into Equity Office. In addition, Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities, Inc., served as sole lead arranger, bookrunner and co-syndication agent in arranging a new $1.0 billion revolving credit facility for EOP Partnership and served as joint lead arranger, joint bookrunner and syndication agent for a $1.0 billion term loan for EOP Partnership. In addition, in July 1998, prior to Cornerstone’s merger with Equity Office, William Wilson & Associates, or WWA, was merged with and into Cornerstone and J.P. Morgan Securities, Inc. rendered a fairness opinion in that transaction.

(5)	Salomon Smith Barney Inc. and its affiliates have in the past provided Equity Office and its affiliates with investment banking and investment advisory services. Salomon Smith Barney was the initial purchaser of the notes and acted as co-manager in the underwriting of $360,000,000 of 8.10% notes due August 1, 2010 of EOP Partnership.

(6)	Van Kampen Real Estate Securities Fund, an affiliate of Van Kampen Harbor Fund, owns 292,316 of these common shares.

(7)	Information concerning other selling holders of notes will be set forth in additional prospectus supplements from time to time, as required. No holder may offer notes under the accompanying prospectus until the holder is included as a selling holder in a prospectus supplement to the accompanying prospectus, as provided in the registration rights agreement relating to the notes.

(8)	Assumes that any other holders of notes or any future transferee of notes does not beneficially own any Equity Office common shares other than Equity Office common shares issuable upon exchange of the notes at the initial exchange rate of $34.00 per share.

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